Neuhofstrasse 8, 8600 Dübendorf, Switzerland

CONSULTING AGREEMENT

THIS AGREEMENT (the "Agreement") effective as of the 28th day of February, 2007 entered into between HEMIS CORPORATION (the "Company") and DORADO INC. (the "Consultant").

WHEREAS:

A.           The Company is engaged in the acquisition of mining rights and the exploration of mining properties;

B.           The Consultant is a company owned solely by Daniela Reiser, an individual with extensive contacts in the mining industry;

C.           The Company desires to retain the Consultant to provide consultant services to the Company on the terms and subject to the conditions of this Agreement; and

D.           The Consultant has agreed to provide consultant services to the Company on the terms and subject to the conditions of this Agreement.

THIS AGREEMENT WITNESSES THAT in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.             ENGAGEMENT AS A CONSULTANT

1.1           The Company hereby engages the Consultant as a consultant to provide the services of the Consultant in accordance with the terms and conditions of this Agreement and the Consultant hereby accepts such engagement.

2.             TERM OF THIS AGREEMENT

2.1           The term of this Agreement shall become begin as of February 28, 2007 and shall continue until February 27, 2008 (the "Term").

3.             CONSULTANT SERVICES

3.1           The Consultant agrees to perform the following services and undertake the following responsibilities and duties to the Company to be provided by the Consultant to the Company as consulting services (the "Consulting Services"):

The Consultant will:

Human Resources

•	assist the Company in developing recruitment policies to attract mining personnel for executive, administrative, operational and supervisory roles;

•	ensure high quality procedures are in place, which are in line with legislative and Company policy governing recruitment and selection;

•	build on existing systems to create human resource tools including job descriptions, competency profiles and appointment letters to improve efficiency and develop uniformity across the organization;

•	develop and implement contemporary recruitment methods to attract top quality candidates appropriate to the position and Company needs; and

•	provide coaching and mentoring services to managers and executives to develop recruitment skills in addition to providing input into the matching of potential candidates to suitable positions.

Mining Projects

•	identify at least 12 potential mining projects during the Term (approximately one project each month) (together the "Potential Projects");

•

assist the Company in conducting due diligence on any of the Potential Projects that the Company wishes to review further, including finding and arranging for the hire by the Company of third party reviewers;

•	assist the Company in negotiating mining options, rights or leases with owners of the Potential Projects in which the Company wishes to acquire rights; and

•	introduce the Company to potential geologists and other advisors and consultants that the Company may retain in the future.

3.2           The Consultant shall ensure that its principal and sole shareholder (the "Principal") shall devote his or her time, attention and energies to the business affairs of the Company as may be reasonably necessary for the provision of the Consulting Services, provided, however, the Principal may engage in other personal and business activities that do not interfere with the Consultant's obligations hereunder.

3.3           In providing the Consulting Services, the Consultant will:

•	comply with all applicable federal, provincial, local and foreign statutes, laws and regulations;

•	not make any misrepresentation or omit to state any material fact that will result in a misrepresentation regarding the business of the Company; and

•	not disclose, release or publish any information regarding the Company without the prior written consent of the Company.

3.4           The Consultant will at all times be an independent contractor and the Consultant will not be deemed to be an employee of the Company.

4.             CONSULTANT FEE

4.1           In consideration for the provision of the Consulting Services during the Term, the Company will pay the Consultant a fee of US $1,500,000 as a flat fee, payable in advance, and which may be paid by the issuance of the Company's common stock, each share with a deemed price of the market value of the stock as quoted on the OTC Bulletin Board as of the date of issuance of the stock.

4.2           From time to time during the Term, at the sole discretion of the Company, the Company shall review the services provided by the Consultant hereunder, and determine, in its sole discretion, whether it shall issue a bonus payment to the Consultant for meeting or exceeding management’s expectations of services delivered by the Consultant.

5.             NO REIMBURSEMENT OF EXPENSES

5.1           The consultant fees described above include all fees and expenses. The Company will not pay to the Consultant third party expenses incurred by the Consultant in provision of the Consulting Services.

6.             PROPRIETARY INFORMATION

6.1           The Consultant will not at any time, whether during or after the termination of this Agreement for any reason, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business, products or finances of the Company or of any third party which the Company is under an obligation to keep confidential, except as may be required in the ordinary course of performing the Consultant Services to the Company, and the Consultant shall keep secret such trade secrets and confidential information and shall not use or attempt to use any such secrets or information in any manner which is designed to injure or cause loss to the Company. Trade secrets or confidential information shall include, but not be limited to, the Company's financial statements and projections, expansion proposals, product packaging, advertising and marketing, business plans and details of its business relationships with suppliers and distributors, agents and other parties not otherwise publicly available.

7.             PARTIES BENEFITED & ASSIGNMENTS

7.1           This Agreement shall be binding upon, and inure to the benefit of, the Consultant, his heirs and his personal representative or representatives, and upon the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Consultant.

8.             REPRESENTATIONS AND WARRANTIES

8.1           The Consultant represents and warrants to the Company that (a) the Consultant is under no contractual or other restriction which is inconsistent with the execution of this Agreement, the performance of his duties hereunder or other rights of Company hereunder, and (b) the Consultant is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

9.             MISCELLANEOUS

9.1           This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. The Consultant has no agreements with any director, officer or other agent of the Company.

9.2           A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

9.3           This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

9.4           The Consultant may assign the benefit of this Agreement to a private corporation controlled by the Consultant, provided that such assignment will not relieve the Consultant from his obligations to the Company arising under this Agreement.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

HEMIS CORPORATION

Per:

/s/ Norman Meier
Norman Meier, President

DORADO INC.

/s/ Daniela Reiser
Authorized Signatory: